Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Agrees to Acquire Kreyenborg Group’s Polymer Processing Companies

•	Properties deepen and expand Nordson’s offering to global extrusion, compounding and recycling markets

Westlake, Ohio, USA – July 18, 2013 — Nordson Corporation (Nasdaq: NDSN) today announced it has entered into a definitive agreement to acquire Münster, Germany based Kreyenborg Group’s Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH companies. Material terms of the transaction are being provided in required regulatory filings. The transaction is expected to close within the next 60 days pending customary closing conditions and regulatory reviews.

The acquired companies broaden Nordson’s existing offering of screen changers, pumps and valves, critical components in the polymer processing melt stream for extrusion processes, and expand the product portfolio to include pelletizers, the key component in polymer compounding, recycling and related processes. The acquired companies employ approximately 270 people, have additional operations in Shanghai, China, Kuala Lumpur, Malaysia and Georgia, USA, and will operate as part of Nordson’s Adhesive Dispensing Systems segment. Revenues for fiscal year 2012 were approximately €62 million. Nordson expects the acquisition to be accretive to its earnings in the first full year of operation.

“These businesses are highly complementary to our other recent acquisitions in the polymer processing space and fit our strategy of providing our customers with high value, mission-critical melt stream components that will enhance the performance of their systems,” said Nordson President and CEO Michael F. Hilton. “These businesses also immediately strengthen our relationships with key European OEM customers, deepen and expand our product offering, enhance our overall application expertise, expand our addressable market, and add recurring revenue opportunities to the portfolio. We expect to build on the current strong performance of these companies by leveraging Nordson’s scale, global footprint and continuous improvement competencies.”

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, polymers, plastics, sealants, biomaterials and other materials, and for fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

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